April 30, 2006

Mr. Robert L. Montgomery
Mr. Stephen D. Albright
Reliv’ International, Inc.
136 Chesterfield Industrial Blvd.
Chesterfield, MO 63005

Dear Mr. Montgomery & Mr. Albright:

This Letter Agreement (the “Agreement”) is made and entered into as of this 30th day of April, 2006, by and between Reliv’ International, Inc. (the “Customer”) and Southwest Bank of St. Louis (the “Lender”).

Customer covenants that so long as any obligation is owed to Lender or Lender has any outstanding commitment to lend to Customer, under the terms and conditions of a promissory note from Customer to Lender under the Revolving Loan(s), in the aggregate principal amount of $5,000,000.00 dated April 30, 2006 or under any note(s) evidencing a loan, (the “Note(s)”) and all extensions, renewals or modifications of the Note(s):

1.	Lender shall have received the following security documents (the "Security Documents") in form and substance satisfactory to Lender:

(i)	Promissory Note;
(ii)	General Business Security Agreement;
(iii)	UCC Financing Statements as required by Lender;
(iv)	Organization Perfection Certificate; and
(v)	Deed of Trust on property located at 112 & 136 Chesterfield Industrial Blvd., Chesterfield, MO 63005.

2.	Customer shall furnish to Lender, as soon as available, such financial information respecting Customer as Lender from time to time requests, and without request furnish to Lender:

(i)
Within 120 days after the end of each fiscal year of Customer, a balance sheet of Customer as of the close of such fiscal year and related statements of income and retained earnings and cash flow for such year all in reasonable detail and satisfactory in scope to Lender, prepared in accordance with generally accepted accounting principles applied on a consistent basis, audited by an independent certified public accountant, selected by Customer and acceptable to Lender.

(ii)
Within 45 days after the end of each third month, a balance sheet of Customer as of the end of such third month and related statements of income and retained earnings and cash flow for the period from the beginning of the fiscal year to the end of such third month, prepared in accordance with generally accepted accounting principles applied on a consistent basis, certified, subject to normal year-end adjustments, by a financial representative of Customer.

3.	Customer shall timely perform and observe the following financial covenants, calculated in accordance with generally accepted accounting principles applied on a consistent basis:

(i)	Maintain at all times a tangible net worth of not less than $10,500,000.00, tested quarterly.

(ii)
Maintain at all times Total Funded Debt to EBITDA of not greater than 3.50 to 1.00, tested quarterly. “Total Funded Debt” shall mean the principal balance outstanding under the Loans. “EBITDA” shall mean, for any period, operating income for such period plus all amounts deducted in arriving at such operating income in respect of (i) all interest expense with respect to all indebtedness, (ii) all taxes imposed on or measured by income or excess profits (whether deferred or paid), (iii) all charges for depreciation of fixed assets and (iv) charges for amortization of intangibles.

4.	Customer agrees to pay the following nonrefundable fees as a condition of access to credit under this Agreement:

(i)	Commitment fee in an amount equal to 0.25% per year of the average daily-unused portion of the Revolving Loan.

5.	This Letter Agreement amends and restates an existing Letter Agreement dated April 20, 2005 between Customer and Lender.

A breach of any term or condition in this Agreement shall constitute an additional event of default under the Note(s) and Lender may, at its option, declare the Note(s) due and payable, and may pursue all remedies available to it with regard to the Note(s). The undersigned shall reimburse Lender for all expenses incurred by it in protecting or enforcing its rights under this Note(s), including without limitation, costs of administration of the Note(s) and costs of collection before and after judgement, including reasonable attorney’s fees and legal expenses.

In the case of any ambiguity or conflict between this Agreement, any note evidencing a Loan, or any Security Document, this Agreement will govern.

Please confirm your acknowledgment and acceptance of the terms and conditions of this Agreement by signing and dating below.

Very truly yours,	Very truly yours,

By: /s/ Lvav Shamir	By: /s/ Scott Larson
Lvav Shamir, Assistant Vice President	Title: Senior Vice President

Accepted and Agreed: as of April 30, 2006

Reliv’ International, Inc.

By: /s/ Robert L. Montgomery 6/28/06
Robert L. Montgomery, President

By: /s/ Steven D. Albright 6/28/06
Stephen D. Albright, CFO